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Exhibit 10.4

                             Arbinet Holdings, Inc.
                         33 Whitehall Street, 19th Floor
                               New York, New York

                                                               December 27, 1999

Mr. Robert S. Vaters
7 Barnsdale Road
Short Hills, New Jersey  07078

Dear Bob:

On behalf of Arbinet Holdings, Inc. (the "Company"), I am pleased to extend to you an offer of employment in accordance with the following terms:

1. Title and Position. Effective immediately following your acceptance of this offer you will serve as an executive of the Company, initially as Executive Vice President and Chief Financial Officer of the Company. You will report to the Chief Executive Officer of the Company.

2. Duties and Obligations. During your employment, you will devote your full business time, interest and effort to the performance of your duties with the Company; provided that the foregoing shall not prevent you from serving on the Board of Directors of no more than two (2) companies as long as these activities do not interfere with the performance of your duties hereunder or create a conflict of interest with the Company.

3. Employment Relationship. Should you decide to accept the Company's offer, your employment will be for a term of one (1) year and your employment may be terminated by either you or the Company at any time for any reason (or no reason), by providing sixty (60) days prior written notice to the other party. Further, your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time.

4. Salary. While you are employed on a full-time basis by the Company, the Company will pay you a base salary which annualizes to (i) $250,000 or (ii) upon and after an initial public offering of the Company's equity securities (an "IPO"), $250,000, payable in accordance with the usual payroll practices of the Company including the
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withholding of all income and employment taxes. Your base salary will be reviewed by the CEO on an annual basis and may be subject to adjustment upward based on various factors including, without limitation, your performance and the Company's achievement of its business plan (as determined by the Board), but in no case will the annual increase be less than the annual rate of increase in the Consumer Price Index. You will be entitled to a $50,000 "sign-on" bonus.

5. Equity.

      (a) The Board (or a duly authorized committee thereof) will grant to you, in the form of stock options ("Options"), the right to purchase 350,000 shares of Common Stock of the Company, at the lowest available employee plan price as of the acceptance of this offer (the current price as approved by the board of directors on December 9, 1999 being $0.25), subject to the following vesting schedule: such Options will become exercisable as to 1/48th of the Options on the last day of each full month you are employed by the Company (the "Vesting Dates"), provided you are employed by the Company on the applicable Vesting Dates; provided, further, that (i) if an IPO occurs during the first year of your employment, vesting will accelerate to effect 12 months of vesting as of the end of the month in which the IPO closing occurs, and unvested Options would vest 1/36th per month over the 36 months after the month in which the IPO closing occurs and (ii) all Options will vest immediately prior a "change in control" event (which will not include an IPO or a private equity financing transaction). To the maximum extent permissible, these will be incentive stock options as defined by the Internal Revenue Code of 1986, as amended (the "Code"), and the Arbinet Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Plan").

      (b) Except as otherwise provided in the Stock Plan and Section 7 below, you shall forfeit to the Company (without compensation) all unvested Options on the date your employment with the Company terminates.

6. Benefits. You will participate, to the extent eligible and subject to confirming coverage with the applicable underwriter (if any), in all of the Company's employee benefit programs generally provided to the other executive officers, in accordance with the terms thereof as in effect from time to time; provided that your annual vacation shall not exceed 4 weeks.

7. Termination of Employment. (a) In the event your employment hereunder is terminated by the Company without cause, the Company will pay you, subject to your compliance with Section 8 and 9 below, (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to twelve (12) months' base salary at the rate in effect on the date of termination, (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under a Company health or welfare plan for you and your dependents during the twelve (12) month period following the date of termination (the "Twelve Month Period"); and (iv) an amount equal to any employer contribution that would have been made by the Company
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to any retirement plan of the Company on your behalf had you remained employed by the Company during the Twelve Month Period assuming you contributed the maximum amount to such plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsection (iii) and (iv) of this Section 7(a) shall not exceed $25,000.

      (b) In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of the termination.

      (c) In addition, in all termination events, except as specifically provided in Section 5 hereof, the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs

      For purposes of this letter "cause" shall mean any of the following: (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the company, (x) conviction of or plea of guilty or any other plea other than "not guilty" to a felony; (y) the violation by you of any material provisions of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

8. Confidential Information. While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees and its customers and you may during the course of your employment develop certain information, inventions or other intellectual property. As a condition of your employment with the Company, you will be required to enter into the Company's employee Inventions and Confidentiality Agreement (the "Confidentiality Agreement"). The Confidentiality Agreement exists to assure the Company and its investors that the Company's valuable intellectual property and its rights thereto are protected.

9. Non-Competition/Non-Solicitation. (a) You agree that during the employment term hereunder and for a period of one (1) year following the date your employment terminates (the "Restricted Period"), you will not enter into Competition with the Company. "Competition" shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a "Competitor")in any jurisdiction where the Company and/or its affiliates conduct as of the date your employment terminates such business, which shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of the employment term hereunder; provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company;
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(ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition; or (iii) any activity engaged in with the prior written approval of the Board.

      (b) You agree that, during the Restricted Period, you will not, directly or indirectly (i) solicit, recruit or hire any non-administrative or non-clerical employee of the Company for the purpose of being employed by you or by any Competitor of the Company on whose behalf you are acting as an agent, representative or employee and that you will not convey any confidential information or trade secrets about other employees of the Company to any other person or (ii) influence or attempt to influence customers or suppliers of the Company or its affiliates to direct their business to any Competitor of the Company.

      (c) You acknowledge that Section 8 and 9 above are reasonable and necessary for the protection of the business of the Company and its affiliates and that part of the compensation paid under this letter is in consideration for the provisions contained in Sections 8 and 9. If any restriction set forth with regard to competition or solicitation of employees or customers is found by any court of competent jurisdiction, to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable. You further acknowledge and consent that the Company would by reason of such competition or solicitation of employees or customers be entitled to injunctive relief in a court of appropriate jurisdiction prohibiting you from competing with the Company or its affiliates or engaging in solicitation in violation of this letter.

10. Governing Law/Miscellaneous. This letter is subject to the laws of the State of New York. This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supercedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified or amended except by written instrument signed by an individual authorized to sign on behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquiror of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto.
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            This offer is made to you based on your representation to the
Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party or violate any other legal restriction. If you find this offer of employment acceptable, please sign the enclosed copy of this letter and return it to us.

                                    Very truly yours,
                                    Arbinet Holdings, Inc.


                                    By: /s/ Anthony Craig
                                        ----------------------------------
                                        Name: Anthony Craig
                                        Title: Chairman & CEO

Agreed and accepted:


/s/ Robert S. Vaters
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Robert S. Vaters

Dated: 12/27/99
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